EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-126329 on Form S-8 of Landauer, Inc. of our report dated June 29, 2011 appearing in this Annual Report on Form 11-K of the Landauer, Inc. 401(k) Retirement Savings Plan for the year ended December 31, 2010.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois
June 29, 2011